Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-142472
PROSPECTUS SUPPLEMENT NO. 8
(to prospectus dated April 30, 2007)
3,927,120 Shares
First Industrial Realty Trust, Inc.
Common Stock
     This prospectus supplement supplements the prospectus dated April 30, 2007 (the “Prospectus”), relating to the potential offer and sale from time to time of up to 3,927,120 shares of common stock of First Industrial Realty Trust, Inc.
     The table under the Selling Stockholders Section of the Prospectus is amended to add the party listed below to the list of Selling Stockholders:

	Number of Shares		Number of Shares	Percentage of
	owned	Number of shares	owned after the	shares owned after
Name	before the offering	offered hereby	offering (2)	the offering (2)(3)

Highbridge International LLC (38)	96,215	96,215	0	+

(38)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
     This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus dated April 30, 2007, including any supplements or amendments to such prospectus. The date of this prospectus supplement is March 26, 2008.